Exhibit 10.21

Business Delegation Agreement

Contract term	01 January, 2024 ~ 31 December, 2024

Description	The Delegating Party (or ‘Company’, hereinafter the same) delegates the tasks of _____ to the Delegated Person to generate achievements of the Company, and the Delegated Party establishes major management decisions and policies, directs and supervises the implementation of management activities, and generally manages the organization in charge.

Total Remuneration	KRW 000,000,000

Base salary	KRW 000,000,000

The Delegating Party shall divide the above base remuneration into 12 equal monthly installments and pay the Delegated Person on the 25th of each month. The monthly remuneration includes meal allowance (KRW 200,000). If the payment date falls on a holiday, it shall be paid on the previous day.

Target incentive	KRW 000,000,000

The above amounts are based on 100% achievement of the goals. The final determination of whether and how much is paid will be made based on the Delegated Person’s 2024 organizational and individual performance. Payment will be made on a date to be determined by the Company in January or February 2025 after the results of the evaluation are finalized. Provided, that, if Delegated Person leaves the Company prior to the Company’s specified payment period, the target incentive will not be paid. For new hires and mid-year appointments in 2024, the payment will be proportional to the length of service.

Severance pay

The Delegating Party shall pay the severance pay or severance bonus to the Delegated Person in accordance with the severance pay regulations for executives, etc. set forth separately.

However, target incentives and separate performance-based pay under this Agreement shall not be included in the average remuneration on which severance pay is calculated.

Termination	If the Delegated Person wishes to terminate the contract (resign), he/she must submit his/her resignation to the company one month before the expected date of resignation.

Non-compete	The Delegated Person shall not, without the prior written consent of the Company, during the term of the Agreement and for a period of one year after termination of the Agreement, be employed, delegated, or engage in or assist in any business activity that is in competition with the Company.

Confidentiality	The Delegated Person shall not disclose the contents of the above contract and any other matters related to the remuneration as an executive officer to any third party inside or outside the company, and if he/she violates this, he/she shall be subject to measures such as dismissal under the provisions of the Executive Personnel Regulations.

Miscellaneous	The Delegated Person shall comply with the Articles of Incorporation of the Company, the Executive Personnel Regulations established by the Board of Directors, and related regulations. Other matters related to remuneration and treatment as an executive officer shall be determined by the Articles of Incorporation, the Board of Directors, and the Executive Personnel Regulations.

Contract Method	An online business delegation agreement has the same effect as a written business delegation agreement and may be accessed and printed at any time.

01 January, 2024

I have entered into a Business Delegation Agreement with NAVER WEBTOON, a limited company, based on mutual good faith and sincerity, and have been issued a contract with the above conditions and content.

Delegating Party	NAVER WEBTOON Ltd.	Delegated Person	Employee ID: _______

Name: ____________